EXHIBIT 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

Catalyst Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rules 457(c) and 457(h)	740,600	$13.29	$9,842,574	0.0000927	$912.41
	Total Offering Amounts							$912.41
	Total Fee Offsets							--
	Net Fee Due							$912.41

(1)

Catalyst Bancorp, Inc. (the "Registrant") is filing this Registration Statement to register 529,000 shares of common stock, $0.01 par value per share ("Common Stock"), for issuance under the Catalyst Bancorp, Inc. 2022 Stock Option Plan (the "Option Plan") and 211,600 shares of Common Stock for issuance under the Catalyst Bancorp, Inc. 2022 Recognition and Retention Plan and Trust Agreement (the “Recognition and Retention Plan” and together with the Option Plan, the ‘Plans”).  Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers any additional shares of Registrant's Common Stock that become issuable under the Plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant's Common Stock, as applicable.

(2)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $13.29 per share, the average of the high and low prices of the Registrant's Common Stock on August 22, 2022 as reported on the Nasdaq Stock Market.